Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

OF

SOUTH VALLEY BANCORP, INC.

These Restated Articles of Incorporation (“Articles”) of South Valley Bancorp, Inc. (the “Corporation”) amend and supersede the Articles of Incorporation filed October 20, 1997 (the “Original Articles”) and all amendments to the Original Articles.

ARTICLE 1

Name of Corporation

The name of the corporation is South Valley Bancorp, Inc.

ARTICLE 2

Corporate Purpose and Power

The purpose of the Corporation is to: (i) act as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, 12 U.S.C. § 1841 et seq, and the Oregon Bank Act, and (ii) engage in any lawful activity for which a corporation may be organized under the Oregon Business Corporation Act (the “Act”). The Corporation will have all powers granted under the Act.

ARTICLE 3

Authorized Capital Stock

A. Authorized Classes of Shares. The Corporation is authorized to issue 51,000,000 shares of stock divided into two classes as follows: (i) 50,000,000 shares of common stock (“Common Stock”), and (ii) 1,000,000 shares of preferred stock (“Preferred Stock”). The Preferred Stock may be further divided into one or more series of Preferred Stock. Each series of Preferred Stock will have the preferences, limitations and relative rights as may be set forth for such series either in these Articles or in an amendment to these Articles (“Preferred Stock Designation”). A Preferred Stock Designation may be adopted either by action of the Board of Directors of the Corporation pursuant to Section F of this Article 3 or by action of the shareholders of the Corporation. Except as otherwise provided in a Preferred Stock Designation, all shares of a class will have preferences, limitations and relative rights identical to those of all other shares of the same class. All shares of a series of Preferred Stock will have preferences, limitations and relative rights identical to those of all other shares of that series of Preferred Stock.

B. Voting Rights. The Corporation’s capital stock will have voting rights as follows:

1. Common Stock Voting Rights. Subject to the voting rights, if any, of any Preferred Stock that may be outstanding, the outstanding shares of Common Stock will (i) each have one vote, (ii) vote together as a single voting group and (iii) together have unlimited voting rights.

2. Preferred Stock Voting Rights. Except as otherwise provided by the Act or in a Preferred Stock Designation, each share of Preferred Stock will, on each matter that series of Preferred Stock is entitled to vote, (i) either have one vote if that series of Preferred Stock is not by its terms convertible into Common Stock or, if that series of Preferred Stock is convertible into Common Stock, one vote for each share of Common Stock into which that series of Preferred Stock may be converted as of the record date for the meeting at which the vote is to be taken, and (ii) vote together with shares of the Common Stock as a single voting group.

3. Nonvoting Preferred Stock. Shares of any series of Preferred Stock which are designated as being “nonvoting” will nonetheless have such voting rights as are required by the Act.

4. Noncumulative Voting for Directors. The holders of shares of Common Stock and the holders of shares of any series of Preferred Stock which is entitled to vote with respect to the election of directors will not have the right to cumulate votes in the election of directors.

C. Dividends. Subject to any priority or participating rights of any Preferred Stock that may be outstanding, the holders of Common Stock will be entitled to receive, out of any legally available assets of the Corporation, any dividends declared by the Board of Directors of the Corporation. Except as may otherwise be provided in a Preferred Stock Designation, the Board of Directors of the Corporation will have the sole authority and discretion to determine the time, amount and terms of payment for any dividend that may be declared. Nothing in these Articles will be construed as obligating the Board of Directors of the Corporation to declare a dividend at any time, even though the Corporation may have assets legally available to pay a dividend.

D. Redemption. Subject to any provision to the contrary contained in any Preferred Stock Designation, the Corporation may repurchase all or any of its outstanding shares of Common Stock or Preferred Stock even though the distribution made to effect that repurchase would cause the difference between the Corporation’s total assets and its total liabilities to be less than the amount that would be needed to satisfy the preferential liquidation rights of all outstanding shares of classes or series of a class with liquidation rights that are prior to those of the shares being repurchased if the Corporation were to be liquidated at the time of such repurchase.

E. No Preemptive Rights. No holder of any shares of Common Stock or Preferred Stock will be entitled to any preemptive right to purchase or subscribe for any new, unissued or treasury shares of the Corporation.

F. Preferences, Limitations and Relative Rights of Preferred Stock. The Board of Directors of the Corporation is expressly authorized to designate, from time to time by resolution duly adopted, the preferences, limitations and relative rights of one or more series of Preferred Stock. A Preferred Stock Designation by the Board of Directors may set forth, with respect to the shares of the series of Preferred Stock so designated, the following preferences, limitations and relative rights:

1. Voting. The voting rights of the shares of that series of Preferred Stock, including whether the shares have special, conditional or limited voting rights. Alternatively, the Preferred Stock Designation may include a statement to the effect that the shares of that series of Preferred Stock are “nonvoting” except to the extent voting rights are required by the Act.

2. Dividends. The dividend rate and preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state (i) whether the dividend rights of shares of that series of Preferred Stock are cumulative, noncumulative or partially cumulative and (ii) whether or not the shares of that series of Preferred Stock will participate in any dividends that may be declared with respect to the Common Stock.

3. Liquidation. The amount of the liquidation preference, if any, of the shares of that series of Preferred Stock. The Preferred Stock Designation will also state whether or not and, if so, when the shares of that series of Preferred Stock will participate with the Common Stock in any liquidating distributions.

4. Redemption. Whether the shares of that series of Preferred Stock are redeemable at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event and whether the redemption price for the shares of that series of Preferred Stock will be a designated amount or determined by a designated formula or by reference to an extrinsic event or extrinsic data, whether the redemption price for the shares of such series of Preferred Stock will be paid in cash, indebtedness or other property. The Preferred Stock Designation will also state (i) the terms and conditions, if any, of any redemption, (ii) the procedures for effecting any redemption and (iii) whether or not and, if so, where and in what manner a sinking fund must be created by the Corporation for the purpose of funding any redemption.

5. Conversion. Whether the shares of that series of Preferred Stock are convertible at the option of the Corporation, at the option of the holder of the shares or another person or upon the occurrence of a designated event into other securities of the Corporation in a designated amount or in an amount determined by a designated formula or by reference to an extrinsic event or extrinsic data. The Preferred Stock Designation will also state the terms and conditions of the conversion, if any, and the procedures for effecting such a conversion.

6. Other Terms. Such other preferences, limitations and relative rights as the Board of Directors of the Corporation may determine.

Every Preferred Stock Designation must identify that series of Preferred Stock in a manner that will distinguish that series from all other series of Preferred Stock and from the undesignated Preferred Stock. The Preferred Stock Designation must also set forth the number of shares to be included in that series. All shares of that series that are thereafter redeemed, converted, or, if so provided in the Preferred Stock Designation, remain unissued on a designated date or on the occurrence of an event will cease to be of that series and will automatically become undesignated Preferred Stock.

Any Preferred Stock Designation adopted by the Board of Directors of the Corporation pursuant to this Section F of Article 3 will constitute articles of amendment to these Articles of Incorporation and will become effective upon filing as prescribed by the Act. No shares of Preferred Stock or of a series of Preferred Stock may be issued by the Corporation prior to the filing of articles of amendment determining the preferences, limitations and relative rights of such shares.

ARTICLE 4

Board of Directors

A. Number of Directors. The Board of Directors of the Corporation shall consist of not less than six nor more than sixteen members, with the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the whole Board of Directors. As used in these Articles, “whole Board of Directors” means the total number of directors that the Corporation would have if there were no vacancies on the board of directors. A decrease in the number of directors will not have the effect of shortening the term of any incumbent director.

B. Election of Directors. Each director shall be elected to serve a term of one year, with each director’s term to expire at the next annual meeting following the director’s election as a director. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until his or her successor has been elected and qualified. At each annual meeting, the shareholders will elect directors by a plurality of the votes cast by the shares entitled to vote in the election.

C. Removal of Directors. Notwithstanding any other provision of these Articles, any director of the Corporation may be removed at any time with or without cause, and except as otherwise required by law, only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to elect such director, at a meeting of the shareholders called for that purpose, and the meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. If the director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director.

D. Vacancies. Subject to any special rights of the holders of any class or series of shares, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the board of directors may fill the vacancy, and if the directors remaining in office are fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. Any director so chosen shall hold office until the director’s successor is elected and qualified.

ARTICLE 5

Limitations on Liability of Directors

No director of the corporation will be personally liable to the Corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director unless and to the extent that the Act prohibits eliminating or limiting the liability of a director for the particular act or omission. No amendment to the Act that further limits the acts or omissions for which elimination of liability is permitted will affect the liability of a director for any act or omission that occurs before the effective date of such amendment. No amendment to, or modification or repeal of, this Article 5 shall adversely affect any right or protection of a director of the Corporation existing under this provision with respect to any act or omission occurring before such amendment, modification or repeal or make any director of the Corporation personally liable to the Corporation or its shareholders for monetary damages for any act or omission as a director occurring before the effective date of that amendment or repeal. This Article 5 is intended to limit the liability of any director of the Corporation to the greatest extent authorized under the Act. Any further limitation on the liability of directors authorized under any amendment to the Act is incorporated into this Article 5 on the effective date of that amendment.

Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, the provisions of this Article 5 may not be amended or repealed and no provisions inconsistent herewith may be adopted by the Corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE 6

Indemnification and Advancement of Expenses

A. Indemnification. To the fullest extent permitted by the Act or any other law of the State of Oregon, the Corporation shall indemnify and hold harmless and advance expenses to any person (an “indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the indemnitee, or a person for whom the indemnitee is the legal representative, is or was a director or officer of the corporation or while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974) or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by the indemnitee. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part of a proceeding) commenced by the indemnitee only if the commencement of the proceeding (or part of a proceeding) by the indemnitee was authorized by the board of directors of the Corporation.

B. Advancement of Expenses. The Corporation may pay for or reimburse the reasonable expenses incurred by an indemnitee in any action, suit, or proceeding described in Section A of this Article 6 in advance of the final disposition of such action, suit, or proceeding to the fullest extent permitted by the Act if the director or officer furnishes the corporation with: (i) a written affirmation of the director’s or officer’s good-faith belief that the director or officer has met the standard of conduct described in Oregon Revised Statutes § 60.391 and (ii) a written undertaking, executed personally on the director’s or officer’s behalf, to repay the advance if it is ultimately determined that the director or officer did not meet that standard of conduct.

C. Nonexclusive Rights; Insurance, Agreements. The rights to indemnification and advancement of expenses provided by this Article 6 and in the Corporation’s bylaws shall not be exclusive of any other right that the indemnitee may have or hereafter acquire under any statute, agreement, insurance, general or specific action of the board of directors or of disinterested directors, vote of shareholders or otherwise. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or one of its subsidiaries or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against and incurred by that person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify that person against such liability under the provisions of this Article 6 or under the Act. The Corporation is authorized to enter into agreements of indemnification.

D. Amendment or Termination. Any amendment or termination of this Article 6 shall only apply prospectively, and no amendment or termination of this Article 6 or the relevant provisions of the Act or any other law of the State of Oregon shall diminish in any way the rights of any indemnitee to indemnification and advancement of expenses provided by this Article 6 with respect to any proceeding arising out of or relating to any actions or failures to act, transactions or facts occurring before the amendment or termination. Such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors, administrators and personal representatives. Notwithstanding any other provisions of these Articles or the Corporation’s bylaws, the provisions of this Article 6 may not be amended or repealed and no provisions inconsistent herewith may be adopted by the Corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE 7

Consideration of Other Constituencies

When evaluating any offer of another party to make a tender or exchange offer for any equity security of the Corporation, or any proposal to merge or consolidate the Corporation with another corporation or financial institution, or to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, the directors of the Corporation may, in determining what they believe to be in the best interests of the Corporation, give due consideration to the social, legal and economic effects of such offer or proposal on employees, customers and suppliers of the Corporation and on the communities and geographical areas in which the Corporation and its subsidiaries operate, the economy of the state and the nation, the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation, and other relevant factors.

Notwithstanding any other provisions of these Articles or the Bylaws of the Corporation, the provisions of this Article 7 may not be amended or repealed and no provisions inconsistent herewith may be adopted by the Corporation without the affirmative vote of 75% of all of the votes entitled to be cast on the matter.

ARTICLE 8

Registered Agent and Office

The Corporation shall continuously maintain a registered agent and registered office as required by the Act.

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